Exhibit 99.1

Community Bancorp Closes $10.9 Million Private Placement

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Aug. 7, 2003--Community Bancorp Inc. (Nasdaq: CMBC) announced today that it has closed a $10.9 million private placement of common stock. Community Bancorp issued 725,000 new shares at $15.00 per share. The proceeds of the offering will be used to support Community National Bank's growth and for other corporate purposes including the repayment of $1.8 million of debt at the holding company.
    With respect to the newly issued common shares, Community Bancorp has agreed to file a registration statement with the SEC within 30 business days to register the shares for resale.
    Community Bancorp engaged Keefe, Bruyette & Woods Inc. (www.kbw.com) to act as its sole private placement agent.
    "Community Bancorp has experienced rapid growth over the past three years and we are proud of the improving operating results that enabled us to attractively price this offering," stated Tom Swanson, Chief Executive Officer.
    Michael J. Perdue, President and Chief Operating Officer added, "With this additional capital, we intend to continue growing our community banking franchise along the I-15 corridor in the high growth markets of northern San Diego County and southern Riverside County. In 2004, we intend to open a new branch in Murrieta, one of the fastest growing communities in California."
    Community National Bank is a subsidiary of Community Bancorp, a $439 million financial institution headquartered in Escondido, Calif. The bank's primary focus is community banking and commercial lending, with an additional SBA lending niche. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista, with an additional five SBA loan production offices in California that originate loans in California, Arizona, Nevada and Oregon.

    www.comnb.com

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc., Escondido
             Michael J. Perdue, 760-432-1114